Exhibit 99.1

Heska Corporation:	Hayden IR:
Jon Aagaard	Brett Maas
Director, Investor Relations	Managing Partner
970.619.3033	646.536.7331
investorrelations@heska.com	brett@haydenir.com

Heska Reports First Quarter Results
Revenue up 11%, Diagnostic Consumables up 17%, Raises Sales Outlook

LOVELAND, CO, May 4, 2018 -- Heska Corporation (NASDAQ: HSKA - News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and specialty products, today reported financial results for its first quarter ended March 31, 2018.

First Quarter 2018 Highlights with Prior Year Comparison:

•	Net revenue up 10.8% to $32.8 million
Core Companion Animal ("CCA") segment revenue up 12.8% to $26.8 million
Point of Care Laboratory Consumables revenue up 17%
Point of Care Imaging revenue up 33%
Other Vaccines and Pharmaceuticals ("OVP") segment revenue up 3% to $5.9 million

•	Consolidated gross margin down 4.1 percentage points to 40.6% due to OVP product mix (impact of approximately 5 percentage points)
CCA segment gross margin up 1 percentage point to 47.5%
OVP segment gross margin down 28 percentage points to 9.4%

•	Operating expenses declined as a percent of sales to 34.9%

•	Operating income down (32.9)% to $1.9 million

•	Operating margin down to 5.7% from 9.4% due to unfavorable product mix in OVP (impact of approximately 5 percentage points)

•	Net income attributable to Heska down (53.2)% to $2.2 million

•	Earnings per share down (54.1)% to $0.28 per diluted share

•	Cash flow from operations up $2.3 million to $4.2 million

Kevin Wilson, Heska’s Chief Executive Officer and President, commented, “The first quarter of 2018 was a solid quarter that slightly exceeded my expectations. Point of Care Laboratory Consumables rose 17%, imaging outperformed with 33% growth, and we are tracking towards our 1.5% to 2.0% market share gains in Point of Care Laboratory hospitals. Margins were up in CCA by 1 percentage point driven by our highest margin and fastest growing Point of Care Laboratory (up 1.4 percentage points) and Imaging (up 3.8 percentage points) business lines, which were offset by a large, 3% margin shipment of contractual manufacturing product in our OVP segment. We continue to see OVP achieving our prior full year outlook for approximately 20% gross margins, with higher margin shipments skewed to the second half and we continue to anticipate gross margin expansion for the whole Heska business in 2018.”

Veterinary market indicators continue to point to a strong environment for the rest of 2018,” added Mr. Wilson. “Aided by this trend and a solid beginning to the year, we expect 2018 to progress as expected commercially, while also being the period in which several new product and market expansion initiatives solidify towards release. To this end, we are ramping up our investments in research and development, recruitment of key talent, commercial team density, and operations, finance, and legal systems. Our investments, growth initiatives, and additional details surrounding our strong Reset subscriptions model will be more fully explained during our upcoming Investor Day in New York on May 15th. We hope to see you there or to have your participation by our webcasting feed.”

Core Companion Animal (“CCA”) Segment and Outlook(1)
Point of Care Laboratory Products Outlook
Core Companion Animal’s point of care laboratory diagnostics continues to be Heska’s key growth engine. In the first quarter, Heska gained market share with strong Reset subscription wins, increased the quantities and sales of testing consumables in excess of 17%, and improved gross margins for point of care laboratory instruments and consumables by 1.4 percentage points to 52%. For 2018 management expects Heska point of care laboratory products to continue their multi-year growth trend within the full year prior outlook for 15% to 20% consumables growth, stable to improving gross margins, and 1.5% to 2.0% veterinary hospital market share growth.

Point of Care Imaging Products Outlook
Heska’s imaging team entered 2018 integrated with the overall Heska operation and with (1) a robust pipeline, (2) a newly launching major product refresh cycle, (3) a new extended maintenance revenues opportunity, and (4) solid early performance. Aided by these factors, imaging sales grew 33% in the first quarter, compared to the prior year, with 17% domestic growth and 137% international growth. Gross margins improved 3.8 percentage points to 40.8%. While sales cadence may vary from quarter to quarter, in light of the strong start in imaging in the first quarter, management expects imaging to grow in excess of prior full-year estimates.
Other Vaccines and Pharmaceuticals (“OVP”) Segment and Outlook(1)
Entering 2018, Heska’s outlook for OVP was for approximately $21.0 million in revenues at roughly 20% gross margins, due in part to third party contract customer product mix, higher margin product ordering skewed to the latter half of 2018, and plant utilization adjustments. In line with this outlook, first quarter OVP product mix that contained a large, low margin contracted shipment, order timing, and plant utilization adjustments resulted in lower gross margins of 9.4% in the quarter, down 28 percentage points compared to the prior year period and below the full year outlook of 20%. With positive product mix and order timing weighted to the latter half of 2018 still anticipated, management continues to expect full year performance in line with its earlier stated outlook.
Consolidated Outlook for 2018(1)
Veterinary market indicators continue to point towards broad-based growth in 2018, led by industry estimates of 5% veterinary hospital growth and 7% veterinary hospital diagnostics growth. Heska entered 2018 with a Baseline Target(1) of approximately 7% consolidated revenues growth from a mix of (1) point of care laboratory market share gains in existing markets, (2) increased sales team density in the second half, (3) minor test and analyzer additions, (4) healthy pricing, (5) increased utilization from the largest installed base in Heska’s history, and (6) a return to growth in imaging, offset by a regression to long-term trends in OVP sales and margins. With a stronger performance in the first quarter of 2018, Heska is raising revenue outlook for full year 2018 to approximately 8%. Due to positive margin mix led by higher margin, faster growing laboratory consumables and imaging products, the Baseline Target for 2018 continues to assume gross margin expansion of +30 to +50 basis points, positive inventory trends, which were beginning to appear in the first quarter, and positive operating cash flow momentum. Entering the second quarter, Heska continues to anticipate capital investments towards major product line extensions, strategic investments, investments in scale, systems and processes, and investments towards geographic expansion.

Analyst and Investor Day: May 15, 2018
Heska’s Baseline Target for 2018 excludes the effects of (1) geographic expansion and (2) major product line extensions and investments (“Growth Initiatives”) and their potential impacts for 2018 through 2022, which will be detailed during Heska’s upcoming investor day, on May 15th, 2018, in New York City.

(1) Segment Outlook(s) and Consolidated Outlook, and Baseline Target are forward-looking statements. See "Forward-Looking Statements".

Financial Results
Revenues
2018 first quarter revenue was $32.8 million, a 10.8% increase from $29.6 million in the first quarter of 2017. Core Companion Animal (CCA) segment revenue increased 12.8% to $26.8 million, up from $23.8 million in the first quarter of 2017, driven primarily by strong point of care laboratory consumables revenue increase of 17% and point of care imaging products revenue increase of 33%, offset by a decrease in instrument revenue of 29%, largely due to lower capital lease revenue recognition and lower levels of non-core diagnostic pump sales in the current period as compared to the prior period. Our Other Vaccines, Pharmaceuticals and Products (OVP) segment revenue increased 3% to $5.9 million, up from $5.8 million in the first quarter of 2017.

Cost of Revenues
First quarter gross profit rose 0.7% to $13.3 million, compared to $13.2 million in the prior year. First quarter gross margin was 40.6%, a decline of 4.10 percentage points from the 44.7% gross margin in the first quarter of 2017. This decline is due to a decline in gross margin in OVP to 9.4% in the first quarter of 2018, from 37.4% in the first quarter of 2017, resulting from unfavorable product mix.

Income
Total operating expenses in the first quarter of 2018 were $11.4 million (34.9% of sales), compared to $10.4 million (35.3% of sales), in the prior year period. $1.0 million of the increased operating expenses were related to stock and other compensation expense recognition, research and development expense related to new product development, and consulting fees related to advisory services. Operating income decreased 33% to $1.9 million during the first quarter of 2018, compared to $2.8 million in the first quarter of 2017. Operating margin of 5.7% for the first quarter of 2018 was negatively impacted by OVP product mix, which was affected by timing of a larger, 3% margin contracted manufacturing product shipment, resulting in a 5 percentage point decrease in the period. Net income attributable to Heska Corporation decreased to $2.2 million, or $0.28 per diluted share, in the first quarter of 2018, compared to $4.6 million, or $0.61 per diluted share, in the first quarter of 2017.

Cash Flow
Cash flow from operations was $4.2 million for the first quarter of 2018, up $2.3 million as compared to $1.9 million in the first quarter of 2017.

Income Taxes
The Company’s effective income tax rate for the first quarter of 2018 was a benefit of 15%, compared to a benefit of 51% for the first quarter of 2017. The effective tax rate for this quarter was favorably impacted by the discrete tax benefits associated with the vesting of restricted stock units but to a lesser extent than this impacted the first quarter of 2017. The Company estimates the discrete tax benefits associated with the vesting of restricted stock units resulted in a tax benefit of $0.8 million for the first quarter of 2018, or $0.10 of diluted earnings per share, as compared to approximately $2.2 million impact of discrete tax benefits, or $0.29 of diluted earnings per share, for the first quarter of 2017. The Company has an underlying annual effective tax rate of about 27% to 29%, minus the effect of discrete tax benefits related to stock option exercises and the vesting of restricted stock units that could result in a tax deduction in excess of the book compensation expense recognized. While the Company expects the underlying annual effective tax rates to be in the 27% to 29% range, these rates could be impacted on a quarterly basis by volatility due to accounting for income taxes associated with previous and future stock-based compensation awards.

Balance Sheet
At March 31, 2018, Heska had $12.1 million in cash and cash equivalents, compared to $9.7 million in the prior year period, and working capital of $39.5 million. Stockholders' equity increased to $105.1 million as of March 31, 2018, up from $100.4 million as of December 31, 2017.

Investor Conference Call
Management will conduct a conference call on May 4, 2018 at 9 a.m. MDT (11 a.m. EDT) to discuss the first quarter 2018 financial results. To participate, dial 1-800-289-0438 (domestic) or 1-323-794-2423 (international) and reference conference call access number 1336083. The conference call will also be broadcast live over the Internet at www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, and download and install any necessary audio software. Telephone replays of the conference call will be available for playback until May 11, 2018. The telephone replay may be accessed by dialing 1- 844-512-2921 (domestic) or 1-412-317-6671 (international). The replay access number is 1336083. The webcast will also be archived on www.heska.com for 90 days.

About Heska
Heska Corporation (NASDAQ: HSKA - News) sells advanced veterinary diagnostic and specialty products. Heska's state-of-the-art offerings include point of care laboratory instruments and supplies, digital imaging products, software and services, vaccines, local and cloud-based data services, allergy testing and immunotherapy, and single-use offerings such as in-clinic diagnostic tests and heartworm preventive products. The Company’s core focus is on supporting veterinarians in the canine and feline healthcare space. For further information on Heska and its products, visit www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes, including financial results and perceived customer behavior. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: risks related to reliance on third parties to develop and manufacture products for Heska; risks related to the commercialization of new products; uncertainties related to attempts to expand into international markets, including, but not limited to, uncertainties related to timing, profitability and currency effects; uncertainties related to Heska's ability to measure and predict trends in the veterinary market; uncertainties related to Heska's ability to measure and predict the effectiveness of commercial relationships; uncertainties related to the future impact of recent business development activity; risks related to Heska's reliance on third-party suppliers, which is substantial; competition; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K/A for the year ended December 31, 2017.

Financial Table Follows:

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2018	2017
Revenue:
Core companion animal health	$26,819	$23,784
Other vaccines, pharmaceuticals and products	5,946	5,775
Total revenue, net	32,765	29,559

Cost of revenue	19,458	16,350

Gross profit	13,307	13,209

Operating expenses:
Selling and marketing	6,140	6,100
Research and development	670	530
General and administrative	4,626	3,791
Total operating expenses	11,436	10,421
Operating income	1,871	2,788
Interest and other income, net	(4)	(62)
Income before income taxes	1,875	2,850
Income tax expense (benefit):
Current income tax expense	17	7
Deferred income tax benefit	(297)	(1,460)
Total income tax benefit	(280)	(1,453)

Net income	2,155	4,303
Net loss attributable to non-controlling interest	—	(304)
Net income attributable to Heska Corporation	$2,155	$4,607

Basic earnings per share attributable to Heska Corporation	$0.30	$0.66
Diluted earnings per share attributable to Heska Corporation	$0.28	$0.61

Weighted average outstanding shares used to compute basic earnings per share attributable to Heska Corporation	7,102	7,011
Weighted average outstanding shares used to compute diluted earnings per share attributable to Heska Corporation	7,711	7,594

HESKA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2018	2017*
	UNAUDITED
ASSETS

Current Assets:
Cash and cash equivalents	$12,126	$9,659
Accounts receivable, net of allowance for doubtful accounts of $249 and $215, respectively	14,293	15,710
Due from – related parties	—	1
Inventories, net	30,301	32,596
Lease receivable, current, net of allowance for doubtful accounts of $42 and $0, respectively	2,302	2,069
Contract acquisition costs, current	874	30
Other current assets	2,992	3,066
Total current assets	62,888	63,131

Property and equipment, net	16,858	17,331
Goodwill	26,710	26,687
Other intangible assets, net	1,861	1,958
Deferred tax asset, net	12,173	11,877
Lease receivable, non-current	10,369	9,615
Contract acquisition costs, non-current	1,526	3
Other non-current assets	5,335	5,185
Total assets	$137,720	$135,787

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$6,226	$9,489
Due to – related parties	677	1,828
Accrued liabilities	7,441	4,417
Current portion of deferred revenue	3,090	3,992
Line of credit	6,000	6,000
Total current liabilities	23,434	25,726
Long-term liabilities	9,196	9,621
Total liabilities	32,630	35,347

Stockholders' equity	105,090	100,440
Total liabilities and stockholders' equity	$137,720	$135,787

* December 31, 2017 amounts are derived from the December 31, 2017 audited Consolidated Financial Statements, reclassified to conform to current year presentation.